Exhibit 4.28

Termination Agreement

This Termination Agreement (this “Termination Agreement”) is entered into by and among the following parties on October 25, 2012:

(1)                                 ZHOU Xin, whose identification card number is          ;

(2)                                 ZHU Xudong, whose identification card number is          ;

(ZHOU Xin and ZHU Xudong are referred to individually as a “Original Shareholder” and collectively as the “Original Shareholders”.)

(3)                                 Shanghai CRIC Information Technology Co., Ltd. (the “WFOE”), with its registered address at Room 308, Building A, Science and Technology Building, No. 149 Yanchang Road, Zhabei District, Shanghai; and

(4)                                 Shanghai Tian Zhuo Advertising Co., Ltd. (the “Company”), with its registered address at Room 201, Building 2, No. 38 Haiguang Road, Shanyang Town, Jinshan District, Shanghai.

(The above parties are referred to individually as a “Party” and collectively as the “Parties”.)

Whereas:

1.                                      The Parties have entered into certain agreements as follows (collectively, the “Transaction Agreements”):

(1)                                 The Original Shareholders, the Company and the WFOE entered into a Proxy Agreement dated July 20, 2009;

(2)                                 The Original Shareholders, the Company and the WFOE entered into an Equity Pledge Agreement dated July 20, 2009;

(3)                                 The Original Shareholders, the Company and the WFOE entered into an Exclusive Option Agreement dated July 20, 2009; and

(4)                                 The Company and the WFOE entered into a Consulting and Services agreement dated April 1, 2008.

2.                                      The Original Shareholders and Shanghai Lerong Information Technology Co., Ltd. (the “New Shareholder”) entered into an Equity Transfer Agreement dated October 25, 2012 (the “Equity Transfer Agreement”), whereby each of the Original Shareholders agreed to transfer all of his/her equities in the Company to the New Shareholder (the “Equity Transfer”), and the Equity Transfer is effective upon the date on which the Equity Transfer Agreement is duly executed by each of the parties thereto.

3.                                      Considering the foregoing Equity Transfer, The Parties intend to terminate the Transaction Agreements.

NOW, THEREFORE, the Parties agree as follows:

1.                                      Consent to Equity Transfer

The Parties hereby acknowledge and agree to the transfer by the Original Shareholders of 100% equities of the Company held by the Original Shareholders to the New Shareholder pursuant to the Equity Transfer Agreement.

2.                                      Termination of Transaction Agreements

The Parties hereby acknowledge and agree to terminate each of the Transaction Agreements with effect provided under Section 3 of this Agreement.  Upon termination of each of the Transaction Agreements under this Agreement, none of the Parties will have any rights or obligations, existing or potential, under each of the Transaction Agreement.

3.                                      Conditions Precedent to Termination

The termination of the Transaction Agreements will take effect if:

(1)                                 This Termination Agreement is duly executed by the Parties; and

(2)                                 The Equity Transfer is effective.

4.                                      Further Assurance and Undertaking

The Parties agree and undertake to take any and all acts necessary to effect termination of the Transaction Agreements under this Agreement.

5.                                      Miscellaneous

5.1                               This Termination Agreement is governed by the laws of the People’s Republic of China.  Any dispute arising from or in connection with this Termination Agreement shall be resolved through negotiations and, if the negotiations fail, be submitted within 30 days of occurrence of such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”), Beijing Sub-commission, for arbitration in accordance with the arbitration rules of CIETAC in Beijing.  The arbitration award is final and binding upon each of the Parties.

5.2                               This Termination Agreement will be effective as of the date when it is duly executed by the Parties.

(Remainder left blank)

[Signature Page]

IN WITNESS whereof, this Termination Agreement is executed on the date first written above.

ZHOU Xin

By:	/s/ ZHOU Xin

ZHU Xudong

By:	/s/ ZHU Xudong

Shanghai CRIC Information Technology Co., Ltd.
(seal)

By:	/s/ Shanghai CRIC Information Technology Co., Ltd.
Name:
Title:

Shanghai Tian Zhuo Advertising Co., Ltd.
(seal)

By:	/s/ Shanghai Tian Zhuo Advertising Co., Ltd.
Name:
Title: